Exhibit 99.1

Global Eagle Entertainment Announces Details of its Plan to Achieve Savings from Integration of Acquisitions

Company is On Track to Achieve $10 Million in Annual Integration Savings

Los Angeles, CA, (September 29, 2014) – Global Eagle Entertainment Inc. (Nasdaq: ENT) (“GEE”), a worldwide leading provider of content, connectivity and digital media solutions to airlines, today announced details of its plan to achieve savings from the continuing integration of its acquired businesses, including Row 44, Inc., Advanced Inflight Alliance AG, IFE Services Limited and Post Modern Edit, LLC. The integration plan (the “Plan”), coupled with other related operational initiatives, is expected to generate aggregate annualized savings of approximately $10 million, with approximately $3.5 million of savings expected in the second half of 2014.

“We are executing on our operational plan to become more efficient and provide our customers with improved service and products, further establishing us as a leader in in-flight entertainment and connectivity,” commented Dave Davis, Chief Executive Officer of GEE. “We believe that we will substantially complete the integration of our prior acquisitions in the first half of 2015, resulting in cost savings and enhanced operational efficiencies across our business.”

The Plan includes the closure of GEE’s Germany-based operations and facilities; centralization of GEE’s international financial operations; and realignment of GEE’s international and US tax structure. GEE estimates that it will incur an aggregate pre-tax charge of approximately $4.7 million to $5.2 million in connection with the Plan, all of which represents cash expenditures. This charge is comprised of three major items:

-	Expenses relating to employee termination benefits, which primarily include severance and transition-related expenses, of approximately $2.7 million. The Company expects to record between $2.0 - $2.3 million of these employee charges in the second half of 2014, and the remaining $0.4 - $0.7 million in the first quarter of 2015.
-	In connection with the closure of its Germany-based operations, GEE expects to dispose of approximately 11,000 square feet of leased facilities in Duisburg and Munich. GEE currently estimates that it will incur facilities-related restructuring charges beginning in the third quarter of 2014 and continuing through the first quarter of 2015 of approximately $0.5 million in the aggregate.
-	Beginning in the third quarter of 2014 through the first half of 2015, GEE anticipates incurring restructuring expenditures in an aggregate amount of $1.5 - $2.0 million comprised of legal and professional fees associated with the execution of the Plan.

Management intends to discuss the implementation and progress of the Plan in greater detail during its third quarter 2014 financial results conference call to be held in November 2014. Further information can be found in GEE’s current report on Form 8-K filed with the Securities and Exchange Commission today.

Forward-Looking Statements

We make forward-looking statements in this press release. These forward-looking statements relate to expectations or forecasts for future events, including without limitation, the timing of, and expected annual savings from, the Plan, and expected costs to be incurred in connection with the Plan. These statements may be preceded by, followed by or include the words "may," "might," "will," "will likely result," "should," "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "continue," "target" or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and should not be relied upon as representing our views as of any subsequent date. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation unexpected delays in implementing the Plan, additional costs in implementing the Plan and other factors not anticipated by, or outside the control of, GEE affecting the implementation of the Plan, as well as those risks and uncertainties described in our most recent annual report on Form 10-K, as amended, and subsequently filed reports on Form 10-Q, as amended. As a result, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

About Global Eagle Entertainment (GEE)

Global Eagle Entertainment Inc. (Nasdaq: ENT) is a worldwide provider of media content, technology, and connectivity solutions to the travel industry. Through the industry’s most comprehensive product and services platform, GEE provides airlines with a wide range of inflight solutions. These include Wi-Fi, movies, television, music, interactive software, as well as portable IFE solutions, content management services, e-commerce solutions and original content development.  Serving over 150 airlines worldwide, GEE delivers exceptional quality and value to its customers to help them achieve their passenger experience objectives.  The company’s headquarters are located in Los Angeles, California, with offices and teams located in North America, Asia, the Middle East, Europe, Africa, Oceania and South America.  Find out more at www.globaleagleent.com

Contact:

Kevin Trosian

Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@globaleagleent.com

pr@globaleagleent.com